EXHIBIT 11.1


                   AMERICAN SOFTWARE, INC. AND SUBSIDIARIES
            Statement re: computation of Per Share Earnings (loss)
                   (In thousands, except per share amounts)

                                                                                              Three Months Ended
                                                                                       -----------------------------
                                                                                                    July 31,
                                                                                       -----------------------------
                                                                                             1999             1998
                                                                                       -------------      ----------

Common stock:
     Weighted average common
         shares outstanding:
              Class A shares                                                               16,829            17,942
              Class B shares                                                                4,768             4,797
                                                                                        ---------         ---------
     Basic weighted average common
         shares outstanding                                                                21,597            22,739

     Dilutive effect of outstanding
     Class A common stock
     options (as determined by
     the application of the treasury
     stock method using the average
     market price for the period)                                                             683             1,174
                                                                                       ----------       -----------

Diluted weighted average common
         shares outstanding for
         earnings per share -                                                          $   22,280        $   23,912
                                                                                       ==========        ==========

Net earnings (loss)                                                                    $      904        $   (5,406)
                                                                                       ==========        ==========

Basic net earnings(loss) per common share                                              $      .04        $     (.24)
                                                                                       ==========        ==========

Diluted net earnings (loss) per common share*                                          $      .04        $     (.24)
                                                                                       ==========        ==========

*Diluted weighted average common shares outstanding are not included in the quarter ended July 31, 1998 calculation because they would have an anti-dilutive effect on the loss per share.

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